            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 18, 1997

[AMERICAN EXPRESS LOGO]         U.S.$500,000,000
                            AMERICAN EXPRESS COMPANY
                       6 7/8% Notes due November 1, 2005
                                 --------------

    We will pay interest on the notes semiannually on May 1 and November 1 of each year. The first interest payment will be made on May 1, 2001. The notes will mature on November 1, 2005. We may not redeem them prior to maturity unless certain events occur involving United States taxation. We describe these events under the heading 'Description of Notes - Redemption Upon a Tax Event' on page S-15 of this prospectus supplement.

    We will only issue the notes in book entry form registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the notes will be shown on, and transfers of such interests will be made only through, records maintained by The Depository Trust Company and its participants, including Clearstream Banking, societe anonyme and the Euroclear System. Except as described in this prospectus supplement, we will not issue notes in definitive form.

    The underwriters are offering the notes for sale both inside and outside the United States. We have applied to list the notes on the Luxembourg Stock Exchange.

                                         PRICE TO            UNDERWRITING DISCOUNTS           PROCEEDS TO
                                         PUBLIC(1)               AND COMMISSIONS            THE COMPANY(1)
                                  -----------------------    -----------------------    -----------------------
Per Note......................            99.513%                     .35%                      99.163%
Total.........................       U.S.$497,565,000            U.S.$1,750,000            U.S.$495,815,000

(1) Plus accrued interest, if any from November 1, 2000.

    Delivery of the notes in book-entry form only, will be made on or about November 1, 2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ABN AMRO                                              CREDIT SUISSE FIRST BOSTON

BLAYLOCK & PARTNERS, L.P.
            BNP PARIBAS
                       DRESDNER KLEINWORT BENSON
                                   TOKYO-MITSUBISHI INTERNATIONAL, PLC
                                                 UTENDAHL CAPITAL PARTNERS, L.P.

          The date of this prospectus supplement is October 25, 2000.

                                 --------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
        PROSPECTUS SUPPLEMENT
SUMMARY OF THE OFFERING...............   S-3
INCORPORATION OF CERTAIN INFORMATION
  BY REFERENCE........................   S-5
CONSOLIDATED CAPITALIZATION OF
  AMERICAN EXPRESS COMPANY AND
  SUBSIDIARIES........................   S-6
AMERICAN EXPRESS COMPANY AND
  CONSOLIDATED SUBSIDIARIES --
  SELECTED FINANCIAL DATA.............   S-7
RATIO OF EARNINGS TO FIXED CHARGES....   S-8
DIRECTORS AND PRINCIPAL EXECUTIVE
  OFFICERS OF AMERICAN EXPRESS
  COMPANY.............................   S-9
USE OF PROCEEDS.......................  S-10
DESCRIPTION OF NOTES..................  S-11
UNITED STATES TAX CONSIDERATIONS......  S-17
UNDERWRITING..........................  S-20
NOTICE TO CANADIAN RESIDENTS..........  S-22
LEGAL MATTERS.........................  S-23
GENERAL INFORMATION...................  S-23

                                        PAGE
                                        ----
              PROSPECTUS
AVAILABLE INFORMATION.................     2
INCORPORATION OF CERTAIN INFORMATION
  BY REFERENCE........................     2
THE COMPANY...........................     3
USE OF PROCEEDS.......................     4
DESCRIPTION OF DEBT SECURITIES........     4
DESCRIPTION OF PREFERRED SHARES.......    12
DESCRIPTION OF DEPOSITARY SHARES......    13
DESCRIPTION OF COMMON SHARES..........    16
DESCRIPTION OF SECURITIES WARRANTS....    16
DESCRIPTION OF CURRENCY WARRANTS......    17
DESCRIPTION OF OTHER WARRANTS.........    17
PLAN OF DISTRIBUTION..................    18
LEGAL MATTERS.........................    19
EXPERTS...............................    19

                                 --------------

    THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS DOCUMENT AND THE ACCOMPANYING PROSPECTUS.

    OFFERS AND SALES OF THE NOTES ARE SUBJECT TO RESTRICTIONS IN RELATION TO THE UNITED KINGDOM, DETAILS OF WHICH ARE SET OUT IN 'UNDERWRITING' BELOW. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE NOTES IN CERTAIN OTHER JURISDICTIONS MAY ALSO BE RESTRICTED BY LAW. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE NOTES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

    THE COMPANY ACCEPTS RESPONSIBILITY FOR THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

    THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

    In this prospectus supplement and accompanying prospectus, unless otherwise specified or the context otherwise requires, references to 'dollars', '$' and 'U.S.$' are to United States dollars.

                            SUMMARY OF THE OFFERING

    The following summary highlights information contained elsewhere in this prospectus supplement. You should read this summary in conjunction with the more detailed information appearing elsewhere in this prospectus supplement and accompanying prospectus.

Issuer.......................................  American Express Company (the 'Company').
Securities Offered...........................  U.S.$500,000,000 principal amount of 6 7/8% notes due
                                               November 1, 2005.
Use of Proceeds..............................  We will use the money raised from the sale of the notes for general corporate purposes. Net proceeds to
                                               be paid to us will be approximately U.S.$495,815,000.
Maturity Date................................  November 1, 2005.
Interest Payment Dates.......................  May 1 and November 1 of each year, beginning May 1,
                                               2001.
Interest Rate................................  6 7/8% per annum.
Redemption...................................  We may not redeem the notes prior to maturity unless certain events occur involving United States
                                               taxation. See 'Description of Notes -- Redemption
                                               Upon a Tax Event'.
Markets......................................  The notes are offered for sale in those jurisdictions both inside and outside the United States where it is
                                               legal to make such offers. See 'Underwriting'.
Listing......................................  We have applied to list the notes on the Luxembourg
                                               Stock Exchange.
Form and Settlement..........................  We will issue the notes in the form of one or more fully registered global certificates (the 'Global
                                               Notes'), which we will deposit on or about
                                               November 1, 2000 with, or on behalf of, The
                                               Depository Trust Company, New York, New York (the
                                               'Depository') and register in the name of Cede & Co.,
                                               the Depository's nominee, for the accounts of the
                                               participants in the Depository, including Morgan
                                               Guaranty Trust Company of New York, as operator of
                                               the Euroclear System ('Euroclear') and Clearstream
                                               Banking, societe anonyme ('Clearstream, Luxembourg').
                                               Except as described in this prospectus supplement,
                                               beneficial interests in the Global Notes will be
                                               represented through book-entry accounts of financial
                                               institutions acting on behalf of beneficial owners as
                                               direct and indirect participants in the Depository.
                                               You may choose to hold interests in the Global Notes
                                               through the Depository or through Euroclear or
                                               Clearstream, Luxembourg if they are participants in
                                               such systems, or indirectly through organizations
                                               that are participants in such systems. Euroclear and
                                               Clearstream, Luxembourg will hold interests on behalf
                                               of their participants through their respective
                                               depositaries, Morgan Guaranty Trust Company of New
                                               York and Citibank, N.A., which in turn will hold such
                                               interests in accounts as participants of the
                                               Depository. See 'Description of Notes -- Book-Entry,
                                               Delivery and Form'. Initial settlement for

                                               the notes will be made in immediately available funds
                                               in U.S. dollars. Secondary market trading between
                                               Depository participants of beneficial interests in
                                               the Global Notes will be settled in immediately
                                               available funds using the Depository's Same-Day Funds
                                               Settlement System. Secondary market trading of
                                               beneficial interests in the Global Notes between
                                               Clearstream, Luxembourg participants and/or Euroclear
                                               participants will settle in immediately available
                                               funds.
Withholding Tax..............................  We will pay principal of and interest on the notes beneficially owned by a United States Alien Holder
                                               without withholding or deduction for United States
                                               withholding taxes subject to the requirements and
                                               limitations set forth in this prospectus supplement
                                               under the heading 'United States Tax Considerations'.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the 'SEC'). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to 'incorporate by reference' the information we file with it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Later information that we file with the SEC will automatically update and supersede this information. The Company incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the 'Exchange Act') until the offering of these notes has been completed.

     Annual Report on Form 10-K for the year ended December 31, 1999 (the '1999 10-K Report')

     Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

     Current Reports on Form 8-K dated January 26, 2000, February 3, 2000,
     April 26, 2000, April 27, 2000, May 3, 2000, June 27, 2000, July 25, 2000,
     as amended on Form 8-K/A on July 31, 2000, August 2, 2000, October 10, 2000 and October 23, 2000.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address or number:

                            American Express Company
                                200 Vesey Street
                            New York, New York 10285
                              Attention: Secretary
                                 (212) 640-2000

    The financial statements which we have incorporated in this prospectus supplement by reference to the 1999 10-K Report have been audited by Ernst & Young LLP, 787 Seventh Avenue, New York, New York 10019, independent certified public accountants, to the extent indicated in their report included in the 1999 10-K Report. We have incorporated by reference the financial statements in this prospectus supplement in reliance upon the report of that firm, given on their authority as experts in accounting and auditing.

    Ernst & Young has given and not withdrawn their written consent to the incorporation by reference of their report dated February 3, 2000 from the 1999 10-K Report on the Company's audited financial statements for the financial year ended December 31, 1999.

            CONSOLIDATED CAPITALIZATION OF AMERICAN EXPRESS COMPANY
                                AND SUBSIDIARIES

    The table below shows the capitalization of American Express Company and its subsidiaries as of June 30, 2000. The 'As Adjusted' column reflects our issuance of the notes in this offering. You should read this table along with our consolidated financial statements, which are included in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                                      JUNE 30, 2000
                                                              ------------------------------
                                                                                      AS
                                                                  ACTUAL           ADJUSTED
                                                                  ------           --------
                                                              (IN MILLIONS OF U.S. DOLLARS)
                                                                       (UNAUDITED)
Long-Term Debt..............................................     $ 4,836            $ 5,336

Guaranteed preferred beneficial interests in the Company's
  junior subordinated deferrable interest debentures........         500                500

Shareholders' Equity:
    Common shares, $.20 par value, authorized 3.6 billion
      shares; issued and outstanding 1,333 million shares...         267                267
    Capital surplus.........................................       5,309              5,309
    Retained earnings.......................................       5,535              5,535
    Other comprehensive income, net of tax:
        Net unrealized securities losses....................        (504)              (504)
        Foreign currency translation adjustments............         (98)               (98)
                                                                 -------            -------
    Accumulated other comprehensive loss....................        (602)              (602)
                                                                 -------            -------
            Total shareholders' equity......................      10,509             10,509
                                                                 -------            -------

Total Capitalization........................................     $15,845            $16,345
                                                                 -------            -------
                                                                 -------            -------

    Other than as described in this prospectus supplement and the accompanying prospectus, there has been no material change in the consolidated capitalization of American Express Company and its subsidiaries since June 30, 2000.

             AMERICAN EXPRESS COMPANY AND CONSOLIDATED SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                         (IN MILLIONS OF U.S. DOLLARS)

                         SIX MONTHS ENDED
                             JUNE 30,                       YEARS ENDED DECEMBER 31,
                        -------------------   ----------------------------------------------------
                          2000       1999       1999       1998       1997       1996       1995
                          ----       ----       ----       ----       ----       ----       ----
OPERATING RESULTS
Net revenues..........  $ 11,627   $ 10,269   $ 21,278   $ 19,132   $ 17,760   $ 16,380   $ 15,921
Expenses..............     9,661      8,582     17,840     16,207     15,010     13,716     13,738
Net income............     1,396      1,221      2,475      2,141      1,991      1,901      1,564
Adjusted income*......     1,396      1,221      2,475      2,201      1,991      1,739      1,564
Return on average
  shareholders'
  equity**............      25.5%      25.3%      25.3%      24.0%      23.5%      22.8%      22.0%

BALANCE SHEET
Cash and cash
  equivalents.........  $  6,841   $  6,096   $  7,471   $  4,092   $  4,179   $  2,677   $  3,200
Accounts receivable
  and accrued
  interest, net.......    26,995     22,944     26,467     22,224     21,774     20,491     19,914
Investments...........    42,838     42,247     43,052     41,299     39,648     38,339     42,561
Loans, net............    23,312     19,889     23,582     21,054     20,109     18,518     16,091
Total assets..........   148,553    132,452    148,517    126,933    120,003    108,512    107,405
Customers' deposits...    13,533      9,062     12,197     10,398      9,444      9,555      9,889
Travelers Cheques
  outstanding.........     6,900      6,325      6,213      5,823      5,634      5,838      5,697
Insurance and annuity
  reserves............    24,503     25,303     25,011     25,433     26,165     25,674     25,157
Short-term debt.......    26,170     24,785     30,627     22,605     20,570     18,402     17,654
Long-term debt........     4,836      6,505      5,995      7,019      7,873      6,552      7,570
Shareholders'
  equity..............    10,509      9,762     10,095      9,698      9,574      8,528      8,220

---------

 * Adjusted income for 1998 is adjusted to exclude the following items: $138 million credit loss provision at American Express Bank relating to its Asia/Pacific portfolio, as well as income of $78 million representing gains on the sale of First Data Corporation shares and a preferred dividend based on Lehman Brothers Holdings Inc.'s earnings. Adjusted income for 1996 is adjusted to exclude a $300 million gain on the exchange of the Company's Debt Exchangeable for Common Stock and a $138 million restructuring charge.

** Return on average shareholders' equity is based on adjusted income from continuing operations in 1996 and excludes the effect of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

                                           SIX MONTHS
                                             ENDED           YEAR ENDED DECEMBER 31,
                                            JUNE 30,     --------------------------------
                                              2000       1999   1998   1997   1996   1995
                                              ----       ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges......      2.32       2.48   2.24   2.22   2.17   1.86

    In computing the ratio of earnings to fixed charges, 'earnings' consist of pretax income from continuing operations, interest expense and other adjustments. Interest expense includes interest expense related to the international banking operations of the Company and cardmember lending activities of American Express Travel Related Services Company, Inc., which is netted against interest and dividends and cardmember lending net finance charge revenue, respectively, in our Consolidated Statement of Income.

    For purposes of computing 'earnings', other adjustments included adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by us, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

    'Fixed charges' consist of interest and other adjustments, including capitalized interest costs and the interest component of rental expense.

    In the fourth quarter of 1995, our investment in First Data Corporation ('FDC') was reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, our investment in FDC is accounted for as 'Investments -- Available for Sale.'

                 DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF
                            AMERICAN EXPRESS COMPANY

    Our Directors and Executive Officers are as follows:

DIRECTORS

NAME                                                       PRINCIPAL OCCUPATION
----                                                       --------------------
Daniel F. Akerson....................  Chairman and Chief Executive Officer, XO Communications,
                                       Inc.
Edwin L. Artzt.......................  Former Chairman of the Board and Chief Executive Officer,
                                       The Procter & Gamble Company
William G. Bowen.....................  President, The Andrew W. Mellon Foundation
Kenneth I. Chenault..................  President and Chief Operating Officer of the Company
Robert L. Crandall...................  Former Chairman and Chief Executive Officer, AMR Corp. and
                                       American Airlines, Inc.
Harvey Golub.........................  Chairman and Chief Executive Officer of the Company
Beverly Sills Greenough..............  Chairman, Lincoln Center for the Performing Arts
F. Ross Johnson......................  Chairman and Chief Executive Officer, RJM Group
Vernon E. Jordan, Jr.................  Senior Managing Director, Lazard Freres & Co.
Jan Leschly..........................  Chairman and Chief Executive Officer, Care Capital LLC
Drew Lewis...........................  Former Chairman and Chief Executive Officer, Union Pacific
                                       Corporation
Richard McGinn.......................  Former Chairman and Chief Executive Officer, Lucent
                                       Technologies, Inc.
Frank P. Popoff......................  Chairman of the Board, The Dow Chemical Company

EXECUTIVE OFFICERS

NAME                                                              OFFICE
----                                                              ------
Harvey Golub.........................  Chairman and Chief Executive Officer of the Company;
                                       Chairman, American Express Travel Related Services Company,
                                       Inc. ('TRS')
Kenneth I. Chenault..................  President and Chief Operating Officer of the Company;
                                       President and Chief Executive Officer, TRS
Jonathan S. Linen....................  Vice Chairman of the Company
Anne M. Busquet......................  President, Interactive and Information Services, TRS
James Cracchiolo.....................  Group President, Global Financial Services and Chief
                                       Executive Officer, American Express Financial Corporation
Gary Crittenden......................  Executive Vice President and Chief Financial Officer of the
                                       Company
Ursula F. Fairbairn..................  Executive Vice President, Human Resources and Quality of the
                                       Company
Edward P. Gilligan...................  Group President, Global Corporate Services, TRS
John D. Hayes........................  Executive Vice President, Global Advertising of the Company

                                                  (table continued on next page)

(table continued from previous page)

NAME                                                              OFFICE
----                                                              ------
David C. House.......................  Group President, Global Establishment Services and Travelers
                                       Cheque Group, TRS
David R. Hubers......................  Chairman, American Express Financial Corporation
Alfred Kelly, Jr.....................  Group President, U.S. Consumer and Small Business Services
                                       Group, TRS
Louise M. Parent.....................  Executive Vice President and General Counsel of the Company
Glen Salow...........................  Executive Vice President and Chief Information Officer of
                                       the Company
Thomas Schick........................  Executive Vice President, Corporate Affairs and
                                       Communications of the Company

                                USE OF PROCEEDS

    We will use the net proceeds from the sale of the notes for general corporate purposes. Net proceeds to be paid to us will be approximately U.S.$495,815,000.

                              DESCRIPTION OF NOTES

    This description of the terms of the notes adds information to the description of the general terms and provisions of Debt Securities in the accompanying prospectus. If this description differs in any way from the description in the accompanying prospectus, you should rely on this description.

GENERAL

    The notes are initially being offered in the principal amount of U.S.$500,000,000. We may, without consent of the holders, increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as the notes being offered hereby, as more fully described in ' -- Further Issues' below. The notes will be our unsecured obligations and will mature on November 1, 2005. The notes will rank prior to all subordinated indebtedness of the Company and on an equal basis with all other senior unsecured indebtedness of the Company.

    We will pay interest on the notes from November 1, 2000 at the rate per annum set forth on the cover page of this prospectus supplement, on May 1 and November 1 of each year, beginning May 1, 2001, to the persons who are registered as the owners of the notes at the close of business on the 15th day preceding the applicable interest payment date, subject to certain exceptions. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. We will not redeem the notes prior to maturity unless certain events occur involving United States taxation. In such event, we will redeem the notes at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See ' -- Redemption Upon a Tax Event'. If any day on which a payment is due is not a Business Day (as defined below), then the holder of the note shall not be entitled to payment of the amount due until the next Business Day and shall not be entitled to any additional principal, interest or other payment as a result of such delay except as otherwise provided under ' -- Payment of Additional Amounts'. 'Business Day' means any day which is not a Saturday or Sunday or any other day on which banks in New York City and, if definitive notes are issued, in Luxembourg, are authorized or obligated by law or regulation to close.

BOOK-ENTRY, DELIVERY AND FORM

    We will issue the notes in the form of one or more fully registered global notes (the 'Global Notes') in denominations of U.S.$1,000 or integral multiples of U.S.$1,000. We will deposit the notes with, or on behalf of, The Depository Trust Company, New York, New York (the 'Depository') and will register the notes in the name of Cede & Co., the Depository's nominee. Your beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on your behalf as direct and indirect participants in the Depository ('DTC Participants'). You may elect to hold interests in the Global Notes either through the Depository (in the United States) or through Clearstream Banking, societe anonyme ('Clearstream, Luxembourg') or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ('Euroclear') (outside of the United States) if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. Citibank, N.A. will act as depositary for Clearstream, Luxembourg, and Morgan Guaranty Trust Company of New York will act as depositary for Euroclear (in such capacities, the 'U.S. Depositaries'). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

    As long as the notes are represented by the Global Notes, we will pay principal of and interest on the notes to or as directed by the Depository as the registered holder of the Global Notes. Payments to the Depository will be in immediately available funds by wire transfer. The

Depository, Euroclear or Clearstream, Luxembourg, as applicable, will credit the relevant accounts of their participants on the applicable date.

    We have been advised by the Depository, Clearstream, Luxembourg and Euroclear, respectively, as follows:

     As to the Depository: The Depository has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     As to Clearstream, Luxembourg: Clearstream, Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations ('Clearstream, Luxembourg Participants') and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters of this offering. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

     Payments on notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

     As to Euroclear: Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ('Euroclear Participants') and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium Office of Morgan Guaranty Trust Company of New York (the 'Euroclear Operator'), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the 'Cooperative'). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Bank Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the 'Terms and Conditions'). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Payments on notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear. In the event definitive notes are issued, we will appoint a paying agent and transfer agent in Luxembourg.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Investors will make initial payment for the notes in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Clearstream, Luxembourg or Euroclear Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system by its U.S. Depositary. Such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

    Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of notes by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant

Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depository.

    Although the Depository, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the Depository, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

DEFINITIVE NOTES

    We will issue notes in definitive form in exchange for the Global Notes in the following instances. If the Depository notifies us that it is unwilling or unable to continue as depository for the Global Notes or if the Depository ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depository within 90 days, we will issue notes in definitive form. We will also issue definitive notes in exchange for the Global Notes if an event of default with respect to the notes occurs and is continuing as described under 'Description of Debt Securities -- Events of Default, Notice and Waiver' in the accompanying prospectus. If we issue definitive notes, the notes may be presented for registration of transfer and exchange at the office of the Trustee in New York, New York and the Paying Agent in Luxembourg. In such circumstances, we will pay principal of, and interest on, the notes at the office of the Trustee in New York, New York and at the office of the Paying Agent in Luxembourg. We will make payments of principal on the notes only against surrender of such notes. Payment of interest on any interest payment date on any notes will be made to the person in whose name such note is registered on the April 15 or October 15, as the case may be, immediately preceding such interest payment date, except that interest payable at maturity will be payable to the person to whom the principal of the note is paid. All payments of principal and interest will be made by U.S. dollar check drawn on a bank in the City of New York and mailed to the person in whose name such notes are registered at such person's address as provided in the register. For holders of at least U.S.$1,000,000 in aggregate principal amount of notes, we will make payment by wire transfer to a U.S. dollar account maintained by the payee with a bank in the City of New York or in Europe, provided that the Trustee receives a written request from such holder to such effect designating such account no later than the April 15 or October 15, as the case may be, immediately preceding such interest payment date.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the notes to a holder who is a United States Alien Holder (as defined below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable had no withholding or deduction been required.

    However, our obligation to pay additional amounts shall not apply:

        (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

           (a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States:

           (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

           (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United

       States, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization; or

           (d) being or having been a '10-percent shareholder' of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the 'Code') or any successor provision or being or having been a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code or any successor provision;

        (2) to any holder that is not the sole beneficial owner of the note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had the beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

        (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if compliance is required by statute or by regulation of the United States Treasury Department, without regard to any tax treaty, or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

        (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

        (5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

        (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

        (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

        (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

    The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading 'Payment of Additional Amounts' and under the heading ' -- Redemption Upon a Tax Event', we shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

REDEMPTION UPON A TAX EVENT

    If (a) we become or will become obligated to pay additional amounts as described herein under the heading ' -- Payment of Additional Amounts' as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, or (b) a taxing authority of the United States takes an action on or after the date of this prospectus supplement, whether or not such action is taken with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may in either case, at our option, redeem, as a whole, but not in part, the notes on at least 30 days' and no more than 60 days' prior written notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. In order to exercise this right, we must determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the notes. We may not redeem the notes based on the reason in clause (b) of the first sentence of this paragraph unless we have received an opinion of independent counsel to the effect that an action taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described above under the heading ' -- Payment of Additional Amounts' and we have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the notes pursuant to their terms.

FURTHER ISSUES

    We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking on an equal basis with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes.

TRUSTEE

    The Trustee for the notes is First Union National Bank, pursuant to the First Supplemental Indenture dated as of October 25, 2000 to the indenture dated as of May 1, 1997 between the Company and PNC Bank, National Association, as trustee (the 'Indenture'). The Trustee provides banking and corporate trust services to us and many of our subsidiaries worldwide. The Trustee is a depositary of funds for us and holds our common shares for customers of the Trustee, including customers over whose accounts the Trustee has discretionary authority. The principal corporate trust office of the Trustee is First Union National Bank, One World Trade Center, 47th Floor, New York, New York 10048.

NOTICES

    Notices to holders of the notes will be published in a leading daily newspaper in The City of New York, in London, and, so long as the notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any such notice shall be considered given on the date of publication or, if published more than once, on the first date of publication.

APPLICABLE LAW

    The notes, the Indenture and the First Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York.

                        UNITED STATES TAX CONSIDERATIONS

    In the opinion of Bruce A. Cogan, Vice President-General Tax Counsel of the Company, the following discussion summarizes the material United States federal income tax consequences of the ownership and disposition of notes to initial holders of the notes purchasing the notes at the public offering price set forth on the cover page of this prospectus supplement. The discussion below is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. The discussion addresses only the tax consequences to initial holders holding notes as capital assets within the meaning of section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, United States Holders (as defined below) whose functional currency (as defined in Code section 985) is not the U.S. dollar, persons holding notes in connection with a hedging transaction, 'straddle', conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be United States citizens or to be taxed as resident aliens. Persons considering the purchase of the notes should consult their tax advisors concerning the application of United States federal income and other tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

    As used under this heading 'United States Tax Considerations' and under the headings 'Description of Notes -- Payment of Additional Amounts' and 'Description of Notes -- Redemption Upon a Tax Event,' the following definitions will apply:

     'United States' means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction.

     'United States Holder' means a beneficial owner of a note that is, for United States federal income tax purposes: (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of it source.

     'United States Alien Holder' means a beneficial owner of a note that is, for United States federal income tax purposes: (a) a nonresident alien individual, (b) a foreign corporation, (c) a nonresident alien fiduciary of a foreign estate or trust or (d) a foreign partnership one or more of the members of which is a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

  Payments of Interest

    Interest on a note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for federal income tax purposes.

  Sales, Exchange or Retirement

    Upon the sale, exchange or retirement of a note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the note and the holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will generally equal the cost of the note to such Holder. The amount realized excludes any interest accrued between interest payment dates and not previously included in income, which will be includible in income as interest in accordance with the United States Holder's method of accounting. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the note has been held for more than one year. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

    Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

        (a) payments of principal and interest on a note to a United States Alien Holder will not be subject to the 30% United States federal withholding tax; provided that (i) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the holder is not a controlled foreign corporation for United States tax purposes that is related to the Company through stock ownership and is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code, and (iii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as described below.

        (b) a United States Alien Holder of a note will not be subject to United States federal income tax on any gain realized on the sale, exchange or retirement of the note unless the gain is effectively connected with the holder's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or retirement occurs and certain other conditions are met; and

        (c) a note owned by an individual who is not, for United States estate tax purposes, a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of the individual's death, payments with respect to the note would not have been effectively connected to the conduct by the individual of a trade or business in the United States.

    The statement requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a note certifies on Internal Revenue Service ('IRS') Form W-8BEN, or other successor form, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) the beneficial owner files such form with the withholding agent or (ii) in the case of a note held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received such form from the holder and furnishes the withholding agent with a copy thereof. With respect to notes held by a foreign partnership, unless a foreign partnership has entered into a qualifying withholding agreement with the IRS, for interest and disposition proceeds paid with respect to a note after December 31, 2000, the foreign partnership will generally be required (and may be permitted earlier), in addition to providing an intermediary IRS Form W-8IMY or other successor form, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

    If a United States Alien Holder of a note is engaged in a trade or business in the United States, and if interest on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the United States Alien Holder, although it may be exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on such effectively connected income, generally in the same manner as if it were a United States Holder. See 'Tax Consequences to United States Holders' above. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI, or other successor form, to claim an exemption from withholding tax. In addition, if the United States Alien Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current United States federal income tax law, information reporting requirements apply to certain payments of principal, premium and interest made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, a 31% backup withholding tax will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number ('TIN') which, for an individual, is his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or
(iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

    Backup withholding will not apply to payments made on a note to United States Alien Holders if the certifications required by sections 871(h) and 881(c) as described above are received, provided that the Company or its paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

    Under current Treasury Regulations, payments on the sale, exchange or other disposition of a note made to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or (iv) in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption. Treasury regulations issued by the IRS, which are generally effective for payments after December 31, 2000, make certain modifications to the certification procedures applicable to a United States Alien Holder.

    Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules may be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

    Each holder of a note should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, payments on the note may be subject to United States withholding at a 30% rate (or a 31% backup withholding tax) and the holder will not be entitled to any additional amounts from the Company described under the heading 'Description of Notes -- Payment of Additional Amounts' with respect to such tax. Each holder should accordingly consult its tax advisor as to how to fulfill the statement requirement described above to avoid the 30% withholding tax and regarding the application of backup withholding (and information reporting) in its particular situation, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available, including which IRS forms to use for these purposes.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in a terms agreement dated October 25, 2000 incorporating by reference an underwriting agreement dated October 1, 1991, we have agreed to sell to the underwriters named below, for whom ABN AMRO Bank N.V. and Credit Suisse First Boston Corporation are acting as representatives, the following respective principal amounts of the notes.

                                                             PRINCIPAL AMOUNT
                        UNDERWRITER                              OF NOTES
                        -----------                              --------
ABN AMRO Bank N.V..........................................  U.S.$215,000,000
Credit Suisse First Boston Corporation.....................       215,000,000
BNP Paribas Securities Corp................................        20,000,000
Dresdner Bank AG London Branch.............................        20,000,000
Tokyo-Mitsubishi International, plc........................        20,000,000
Blaylock & Partners, L.P...................................         5,000,000
Utendahl Capital Partners, L.P.............................         5,000,000
                                                             ----------------
    Total..................................................  U.S.$500,000,000
                                                             ----------------
                                                             ----------------

    The terms agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The terms agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

    The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement, and to selling group members at that price less a selling concession of 0.200% of the principal amount per note. The underwriters and selling group members may allow a discount of 0.125% of the principal amount per note on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

    The notes are offered for sale both inside and outside the United States.

    We estimate that our out of pocket expenses for this offering will be approximately U.S.$450,000. The underwriters have agreed to reimburse us for certain of these expenses.

    In connection with the offering, the underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

     Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position. The underwriters will close out any short position by purchasing notes in the open market.

     Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

     Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Luxembourg Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

    The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that one or more of them intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the existence of trading markets for, the notes.

    Each of the underwriters has agreed that it will only offer or sell the notes in compliance with the laws and regulations in any jurisdiction applicable to such offer or sale and it has not taken and will not take any action in any jurisdiction, other than the United States, that would permit a public offering of the notes, or possession or distribution of any prospectus or any amendment or supplement thereto or any offering or publicity material relating to the notes, in any country or jurisdiction where action for that purpose is required.

    Each underwriter has represented and agreed that

        (a) it has not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of the notes, will not offer or sell any notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995,

        (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986, with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom, and

        (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom the document may otherwise lawfully be issued or passed on.

    You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of this prospectus supplement.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or contribute to payments which the underwriters may be requested to make in that respect.

    In the ordinary course of their respective businesses, the underwriters or their affiliates engage in general financing and banking transactions with the Company.

    We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof (this settlement cycle being referred to as 'T+5'). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, U.S. purchasers who wish to trade notes on the date hereof or the next five succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes in other countries who may be affected by the T+5 settlement should consult their own advisor.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

REPRESENTATIONS OF PURCHASERS

    By purchasing the notes in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

     where required by law, that the purchaser is purchasing as principal and not as agent, and the purchaser has reviewed the text above under 'Resale Restrictions'.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of notes to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any notes acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR#95/17, a copy of which may be obtained from us. Only one report must be filed for notes acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the securities will be passed upon for us by Louise M. Parent, Esq., Executive Vice President and General Counsel of American Express Company. Certain legal matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. From time to time, Cleary, Gottlieb, Steen & Hamilton provides legal services to American Express Company and its subsidiaries.

                              GENERAL INFORMATION

    1. Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the notes have been deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Indenture, the Supplemental Indenture and the documents incorporated by reference as well as the future year end accounts, so long as any of the notes are outstanding, will be available free of charge at the main office of Deutsche Bank Luxembourg SA in Luxembourg. Deutsche Bank Luxembourg SA will act as intermediary between the Luxembourg Stock Exchange and the Company and the holders of the notes.

    2. Other than as disclosed or contemplated herein or in the documents incorporated by reference herein, there has been no material adverse change in the financial position of the Company since June 30, 2000.

    3. The Independent Auditors of the Company are Ernst & Young LLP, New York.

    4. Neither the Company nor any of its subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes and the Company is not aware of any such litigation, arbitration or administrative proceedings pending or threatened.

    5. Resolutions relating to the issue and sale of the notes were adopted by the Board of Directors of the Company on July 22, 1991 and July 26, 1993.

    6. The notes have been assigned Euroclear and Clearstream, Luxembourg Common Code No. 11992757, International Security Identification Number (ISIN) US025816AM13 and CUSIP No. 025816 AM 1.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS

[AMERICAN EXPRESS LOGO]     AMERICAN EXPRESS COMPANY
                                DEBT SECURITIES
                                PREFERRED SHARES
                                 COMMON SHARES
                                    WARRANTS
                              -------------------

    American Express Company (the 'Company') may offer from time to time in one or more series (i) unsecured debt securities, which may be either senior (the 'Senior Securities') or subordinated (the 'Subordinated Securities'; collectively, with the Senior Securities, the 'Debt Securities'),
(ii) preferred shares, par value $1.66 2/3 per share ('Preferred Shares'),
(iii) common shares, par value $0.60 per share ('Common Shares'), (iv) warrants to purchase Debt Securities, Preferred Shares, Common Shares or equity securities issued by an affiliated or unaffiliated corporation or other entity (collectively, 'Securities Warrants'), (v) currency warrants entitling the holder to receive the cash value in U.S. dollars of the right to purchase or the right to sell foreign currencies or composite currencies, including European Currency Units ('ECU') ('Currency Warrants') or (vi) warrants relating to other items or indices ('Other Warrants'; collectively with the Securities Warrants and the Currency Warrants, 'Warrants') (the Debt Securities, Preferred Shares, Common Shares and Warrants are collectively referred to as 'Securities'), or any combination of the foregoing, at an aggregate initial offering price not to exceed $1,050,000,000, at prices and on terms to be determined at or prior to the time of sale.

    The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be subordinate to all existing and future Senior Indebtedness, each as defined herein. Unless otherwise indicated in the applicable Prospectus Supplement ('Prospectus Supplement'), the maturity of the Subordinated Securities will be subject to acceleration only in the event of certain events of bankruptcy or reorganization of the Company. See 'Description of Debt Securities'.

    Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement, together with the terms of the offering of the Securities and the initial offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the terms of the Debt Securities being offered, including the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of principal, premium (if any) and interest and dates for payment thereof (or the method of calculation thereof), any exchangeability, conversion, redemption, prepayment or sinking fund provisions and the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, (ii) in the case of Preferred Shares, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable (or the method of calculation thereof) and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights, and whether the Company has elected to offer the Preferred Shares in the form of depositary shares, (iii) in the case of Common Shares, the number of Common Shares and the terms of the offering and sale thereof, (iv) in the case of Securities Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof, (v) in the case of Currency Warrants, whether the Currency Warrants are call warrants or put warrants, the currency to which U.S. dollars will be compared, the method of determining the cash value payable upon exercise of such Currency Warrants, the aggregate amount, offering price and exercise period of such Currency Warrants, (vi) in the case of Other Warrants, the terms and procedures relating to exercise, expiration date and other terms, and (vii) in the case of all Securities, whether such Security will be offered separately or as a unit with other securities. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

    The Company may sell Securities through underwriters or dealers, and also may sell Securities directly to purchasers or through agents. The names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered and their compensation are set forth in the accompanying Prospectus Supplement.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                           IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June 18, 1997.

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT OR UNDERWRITER. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                              -------------------

                             AVAILABLE INFORMATION

    American Express Company (the 'Company') is subject to the informational requirements of the Securities Exchange Act of 1934 (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, at the offices of the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104, at the offices of the Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605, and at the offices of the Boston Stock Exchange, Inc., One Boston Place, Boston, Massachusetts 02108. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, and to which reference is hereby made.

    The Company was founded in 1850 as a joint stock association and was incorporated under the laws of the State of New York in 1965. Its principal executive offices are located at American Express Tower, World Financial Center, New York, New York 10285 (telephone (212) 640-2000).

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    There are hereby incorporated by reference herein (i) the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, and (iii) the Company's Current Reports on Form 8-K dated January 27, 1997 and April 25, 1997, as amended by the Company's Form 8-K/A dated April 28, 1997.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS THAT THIS PROSPECTUS INCORPORATES). WRITTEN OR ORAL REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MR. STEPHEN P. NORMAN, SECRETARY, AMERICAN EXPRESS COMPANY, AMERICAN EXPRESS TOWER, WORLD FINANCIAL CENTER, NEW YORK, NEW YORK 10285, (212) 640-2000.

                                  THE COMPANY

    Through its subsidiaries the Company is primarily engaged in the business of providing travel related services, financial advisory services and international banking services throughout the world.

    Travel related services are offered principally through American Express Travel Related Services Company, Inc. and its subsidiaries ('TRS') and include a variety of products and services, including the American Express'r' Card, the Optima'r' Card and other consumer lending products, the American Express'r' Travelers Cheque (the 'Travelers Cheque') and other stored value products, business expense management products and services, corporate and consumer travel products and services, magazine publishing, database marketing and management and merchant transaction processing, point of sale and back office products and services. At December 31, 1996, there were 41.5 million Cards in force worldwide, and worldwide Card billed business for the year ended December 31, 1996 was $184.3 billion. U.S. consumer lending operations are conducted by American Express Centurion Bank, a wholly-owned subsidiary of TRS whose deposits are insured by the Federal Deposit Insurance Corporation. Travelers Cheque sales for the year ended December 31, 1996 were $26 billion.

    American Express Financial Corporation ('AEFC') and its subsidiaries are engaged in providing a variety of financial products and services to help individuals, businesses and institutions establish and achieve their financial goals. AEFC's products and services include financial planning and advice, insurance and annuities, a variety of investment products, including investment certificates, mutual funds and limited partnerships, investment advisory services, trust and employee plan administration services, tax preparation and bookkeeping services, personal auto and homeowner's insurance and retail securities brokerage services. At December 31, 1996, American Express Financial Advisors Inc., AEFC's principal marketing subsidiary, maintained a nationwide financial planning field force of 8,340 persons. At December 31, 1996, AEFC's assets owned and/or managed totaled approximately $149.4 billion.

    American Express Bank Ltd., together with its subsidiaries ('AEBL'), offers products that meet the financial service needs of three client groups: corporations, financial institutions and affluent individuals. AEBL's five business lines are commercial, correspondent, and private banking, personal financial services and global trading. AEBL does not do business in the United States except as an incident to its activities outside the United States.

RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

                                            THREE MONTHS
                                               ENDED           YEAR ENDED DECEMBER 31,
                                             MARCH 31,     --------------------------------
                                                1997       1996   1995   1994   1993   1992
                                            ------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges........      2.26       2.17   1.86   1.90   2.20   1.40

    In computing the ratio of earnings to fixed charges, 'earnings' consist of pretax income from continuing operations, interest expense and other adjustments. Interest expense includes interest expense related to the international banking operations of the Company and TRS's Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Company's Consolidated Statement of Income.

    For purposes of computing 'earnings', other adjustments included adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for under the equity method.

    'Fixed charges' consist of interest and other adjustments, including capitalized interest costs and the interest component of rental expense.

    On May 31, 1994, the Company completed the spin-off of Lehman Brothers Holdings Inc. ('Lehman Brothers') through a dividend to American Express common shareholders. Accordingly, Lehman Brothers' results are reported as a discontinued operation and are excluded from the above computation for all periods presented. In March 1993, the Company reduced its ownership in First Data Corporation ('FDC') to approximately 22 percent through a public offering. As a result, beginning in 1993, FDC was reported as an equity investment in the above computation. In the fourth quarter of 1995, the Company's ownership was further reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, the Company's investment in FDC is accounted for as Investments -- Available for sale.

                                USE OF PROCEEDS

    Except as may be otherwise set forth in the Prospectus Supplement accompanying this Prospectus, the net proceeds to be received by the Company from sales of the Securities will be used for general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Debt Securities.

    The Senior Securities are to be issued under an indenture dated as of May 1, 1997, between the Company and PNC Bank, National Association, as trustee (the 'Senior Securities Trustee') (the 'Senior Securities Indenture'). The Subordinated Securities are to be issued under an Indenture dated as of May 1, 1997 (the 'Subordinated Securities Indenture') between the Company and PNC Bank, National Association, as Trustee (the 'Subordinated Securities Trustee'). The Senior Securities Indenture and the Subordinated Securities Indenture are referred to herein individually as the 'Indenture' and collectively as the 'Indentures,' and the Senior Securities Trustee and the Subordinated Securities Trustee are referred to herein individually as the 'Trustee' and collectively as the 'Trustees.' The following summaries of certain provisions of the Indentures do not purport to be complete and are qualified in their entirety by reference to the Indentures, a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Where no distinction is made between the Senior Securities and the Subordinated Securities or between the Senior Securities Indenture and the Subordinated Securities Indenture, such summaries refer to any Debt Securities and either Indenture. All article and section references appearing herein are to articles and sections of the Indenture, and all capitalized terms have the meanings specified in the Indenture.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

  General

    Neither Indenture limits the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued under either of the Indentures from time to time in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. Each Indenture permits the appointment of a different trustee for each series of Debt Securities.
('SS' 8.09) If there is at any time more than one trustee under the Indenture, the term 'Trustee' as used in this Prospectus will mean each such trustee and will apply to each such trustee only with respect to those series of Debt Securities with respect to which it is serving as trustee.

    Reference is made to the Prospectus Supplement that accompanies this Prospectus for the following terms and other information with respect to the Debt Securities being offered thereby: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued;
(iii) the date (or the manner of determining or extending the date or dates) on which the principal of such Debt Securities will be payable; (iv) the terms for conversion or exchange, if any, of the Debt Securities; (v) the classification as Senior Securities or Subordinated Securities; (vi) whether such Debt Securities will be issued in fully registered form or in bearer form or any combination thereof; (vii) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form; (viii) if other than U.S. dollars, the currency or currencies or currency unit or units for which Debt Securities may be denominated and purchased and the currency or currencies or currency unit or units in which principal, premium (if any) and any interest may be payable; (ix) if the currency for which Debt Securities may be purchased or in which principal, premium (if any) and any interest may be payable is at the election of the Company or the purchaser, the manner in which such an election may be made and the terms of such election; (x) the rate per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate; (xi) the dates on which such interest, if any, will be payable, or the method of determining such dates; (xii) any mandatory or optional sinking fund, redemption or other similar terms; (xiii) any index or other method used to determine the amount of payments of principal, premium (if any) and interest, if any, on such Debt Securities; (xiv) if a Trustee other than PNC Bank, National Association is named for such Debt Securities, the name of such Trustee; and (xv) any other specific terms of the Debt Securities. All Debt Securities of any one series need not be issued at the same time and all the Debt Securities of any one series need not bear interest at the same rate or mature on the same date.

    If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in an applicable Prospectus Supplement relating thereto.

    The Debt Securities may be issued in one or more series with the same or various maturities. ('SS' 3.02) Debt Securities may be issued solely in fully registered form without coupons ('Registered Securities'), solely in bearer form with or without coupons ('Bearer Securities'), or both as Registered Securities and Bearer Securities. ('SS' 11.01) Registered Securities may be exchangeable for other Debt Securities of the same series, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the Holder for any such exchange or transfer except for any tax or governmental charge incidental thereto. ('SS' 3.05) If Debt Securities of any series are issued as Bearer Securities, the Prospectus Supplement will contain any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and, if permitted by applicable laws and regulations, the terms upon which Registered Securities of the series may be exchanged for Bearer Securities of the series, whether such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series and the circumstances under which any such exchanges may occur.

    Unless otherwise specified in the applicable Prospectus Supplement, principal and interest, if any, on the Debt Securities offered thereby are to be payable at the office or agency of the Company maintained for such purposes in the city where the principal corporate trust office of the Trustee is located, and will initially be the principal corporate trust office of the Trustee, provided that payment of interest, if any, may be made (subject to collection) at the option of the Company by check mailed to the persons in whose names the Debt Securities are registered at the close of business on the day specified in the Prospectus Supplement accompanying this Prospectus. ('SS' 12.02) The principal corporate trust office of the Trustee at the date hereof is PNC Bank, National Association, One Oliver Plaza, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

    The Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

  Global Securities

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with or on behalf of a depositary (a 'Depositary') identified in the Prospectus Supplement relating to such series. Global Securities will be issued in registered form and may be in either temporary or permanent form.

    The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be registered in the name of such depositary or its nominee. Upon the issuance of a Global Security, the Depositary for such Global Security will credit the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee ('participants'). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Payment of principal of, premium, if any, and any interest on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security. None of the Company, the Trustee, any Paying Agent or the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. ('SS' 3.09)

    The Company expects that the Depositary for a permanent Global Security, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name', and will be the responsibility of such participants.

    A Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee or a successor of such depositary. If a Depositary for a permanent Global Security is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities in definitive registered form in exchange for the Global Security representing such Debt Securities. In addition, the

Company may at any time and in its sole discretion determine not to have any Debt Securities represented by one or more Global Securities and, in such event, will issue Debt Securities in definitive form in exchange for all of the Global Securities representing such Debt Securities. ('SS' 3.05) Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

  Consolidation, Merger and Sale of Assets

    The Company, without the consent of the Holders of any of the Outstanding Debt Securities under either Indenture, may consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any corporation organized under the laws of the United States of America or any State thereof or the District of Columbia, provided, that the successor corporation assumes the Company's obligations on all the Debt Securities and under the Indentures, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. Neither Indenture restricts a merger or consolidation in which the Company is the surviving corporation. ('SS' 10.01)

  Modification of the Indenture

    Modifications and amendments of each Indenture with respect to one or more series of Debt Securities may be made by supplemental indenture without the consent of the Holders of such Debt Securities for certain enumerated purposes (including the naming, by supplemental indenture, of a Trustee other than PNC Bank, National Association for a series of Debt Securities) and otherwise with the consent of the Holders of a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby: (i) modify the terms of payment of principal or interest; (ii) reduce the stated percentage of Holders of Debt Securities necessary to modify or amend the Indentures or waive compliance by the Company with certain provisions of the Indentures and certain defaults thereunder; or (iii) subordinate the indebtedness evidenced by the Debt Securities to any other indebtedness of the Company. ('SS'SS' 11.01 and 11.02)

  Events of Default, Notice and Waiver

    Except as otherwise set forth in the Prospectus Supplement relating to any series of the Debt Securities, Events of Default with respect to any series of Debt Securities under each Indenture will include: (1) default in the payment of the principal of (or premium, if any, on) any Debt Securities of such series at its Maturity; (2) default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; (3) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (4) default for 90 days after written notice in the performance of any other covenant in respect of the Debt Securities of such series; (5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or its property; (6) an Event of Default with respect to any other series of Debt Securities outstanding under the applicable Indenture or an event of default under any other indebtedness of the Company for borrowed money in excess of $50,000,000 which results in an aggregate principal amount of at least $50,000,000 of such other series of Debt Securities or such other indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable and such acceleration has not been rescinded or annulled within 10 days after notice of default is given; and (7) any other Event of Default provided in or pursuant to the applicable resolution of the Board of Directors or supplemental indenture under which such series of Debt Securities is issued. ('SS' 7.01) The Trustee may withhold notice to the Holders of any series of Debt

Securities of any default with respect to such series (except in the payment of principal, premium or interest) if it considers such withholding in the interest of such Holders. ('SS' 8.02).

    If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the Trustee or the Holders of 25% in aggregate principal amount of the Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement accompanying this Prospectus, of all the Debt Securities of such series to be due and payable immediately.
('SS' 7.02)

    Each Indenture contains a provision entitling the Trustee to be indemnified by the Holders before proceeding to exercise any right or power under the Indenture at the request of any of the Holders. ('SS' 8.03) Each Indenture provides that the Holders of a majority in principal amount of the Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, with respect to the Debt Securities of such series. ('SS' 7.12) The right of a Holder to institute a proceeding with respect to the applicable Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest, if any, on the Debt Securities of any series on the respective Stated Maturities expressed therein and to institute suit for the enforcement thereof. ('SS'SS' 7.07 and 7.08)

    The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series under the applicable Indenture may on behalf of the Holders of all the Debt Securities of such series waive any past defaults except (a) a default in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series or in the payment of any sinking fund installment or analogous obligation with respect to the Debt Securities of such series and (b) a default in respect of a covenant or provision of the applicable Indenture which cannot be amended or modified without the consent of the Holder of each Outstanding Debt Security affected. ('SS' 7.13)

    Each Indenture requires the Company to furnish to the Trustee annual statements as to the fulfillment by the Company of its obligations under such Indenture. ('SS'SS' 9.04 and 12.05).

  Concerning the Trustee

    The Trustee provides banking and corporate trust services to the Company and extends credit to the Company and many of its subsidiaries worldwide. The Trustee is a depository of the funds of the Company and holds common shares of the Company for various of its customers, including customers over whose accounts it has discretionary authority. If a bank or trust company other than PNC Bank, National Association is to act as trustee for a series of Debt Securities, information concerning such other trustee may be set forth in the Prospectus Supplement relating to such Debt Securities.

  Defeasance of the Indenture and Debt Securities

    Except as otherwise set forth in the applicable Prospectus Supplement relating to any series of the Debt Securities, the Company will be deemed to have paid and discharged the entire indebtedness on the Debt Securities of any series, and the Company's obligations under each Indenture with respect to the Debt Securities of such series (other than certain specified obligations of the Company such as the obligations to maintain a security register pertaining to transfer of the Debt Securities, to maintain a paying agency office, and to replace stolen, lost or destroyed Debt Securities) will cease to be in effect, from and after the ninety-first day following the deposit with the Trustee, in trust, of (i) money in an amount in the currency in which the Debt Securities of such series are denominated or (ii) U.S. Government Obligations in the case of Debt Securities denominated in Dollars or obligations issued or guaranteed by the government which issued the currency in which the Debt Securities of such series are denominated in the case of Debt Securities denominated in Foreign Currencies, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount in the currency in which the Debt Securities of such series are denominated, or (iii) a combination thereof, sufficient to pay and discharge the principal (and premium, if any) and interest, if any, to the date of maturity on, such series of Debt Securities. ('SS' 6.02) In the event of any such defeasance, Holders of such Debt Securities would be able to look only to such trust fund for payment of principal and premium, if any, and interest, if any, on their Debt Securities thereafter.

    Such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the money, U.S. Government Obligations or other obligations held in the trust. In that case Holders of such Debt Securities would recognize gain or loss as if the trust obligations or the money, U.S. Government Obligations or other obligations deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such Holders thereafter might be required to include in income a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of defeasance.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED SECURITIES

  General

    Subordinated Securities will be issued under the Subordinated Indenture and will rank pari passu with certain other subordinated debt of the Company that may be outstanding from time to time and will rank junior to all Senior Indebtedness of the Company (including any Senior Securities) that may be outstanding from time to time.

  Subordination

    The payment of the principal of (and premium, if any) and interest on the Subordinated Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of the Company. ('SS' 13.01)
(a) Upon (i) any acceleration of the principal amount due on the Subordinated Securities or (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal and premium, if any, and interest due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money or money's worth in accordance with its terms, before any payment is made on account of the principal of, premium, if any, or interest on the indebtedness evidenced by the Subordinated Securities, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Subordinated Securities would be entitled, except for the provisions of the Subordinated Indenture, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions of the Subordinated Securities upon the Senior Indebtedness and the holders thereof with respect to the Subordinated Securities and the Holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the Subordinated Securities if received by them, directly to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness (including interest thereon) in full, in money or money's worth, after giving effect to any concurrent payments or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Holders of the indebtedness evidenced by the Subordinated Securities. The consolidation of the Company with or the merger of the Company into another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided in the Subordinated Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for these purposes.

    (b) In the event that any payment or distribution of assets of the Company of any kind or character not permitted by the foregoing provisions, whether in cash, property or securities, shall be received by the Holders of Subordinated Securities before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

    (c) No payment on account of principal of, premium, if any, sinking funds or interest on the Subordinated Securities shall be made unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on any Senior Indebtedness has been made or duly provided for in money or money's worth in accordance with the terms of such Senior Indebtedness. No payment on account of principal, premium, if any, sinking funds or interest on the Subordinated Securities shall be made if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of principal, premium, if any, sinking fund or interest with respect to any Senior Indebtedness, or (ii) there shall have occurred an event or default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist; provided however, that if the holders of the Senior Indebtedness to which the default relates have not declared such Senior Indebtedness to be immediately due and payable within 180 days after the occurrence of such default (or have declared such Senior Indebtedness to be immediately due and payable and within such period have rescinded such declaration of acceleration), then the Company shall resume making any and all required payments in respect of the Securities (including any missed payments). Only one payment blockage period under the immediately preceding sentence may be commenced within any consecutive 365-day period with respect to the Securities of any series. No event of default which existed or was continuing on the date of the commencement of any 180-day payment blockage period with respect to the Senior Indebtedness initiating such payment blockage period shall be, or be made, the basis for the commencement of a second payment blockage period by a Holder or representative of such Senior Indebtedness whether or not within a period of 365 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (and, in the case of any such waiver, no payment shall be made by the Company to the holders of Senior Indebtedness in connection with such waiver other than amounts due pursuant to the terms of the Senior Indebtedness as in effect at the time of such default).

  Subrogation

    From and after the payment in full of all Senior Indebtedness, the Holders of the Subordinated Securities (together with the holders of any other indebtedness of the Company which is subordinate in right of payment to the payment in full of all Senior Indebtedness, which is not subordinate in right of payment to the Subordinated Securities and which by its terms grants such right of subrogation to the holder thereof) shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets or securities of the Company applicable to the Senior Indebtedness until the Subordinated Securities shall be paid in full, and, for the purposes of such subrogation, no such payments or distributions to the holders of Senior Indebtedness of assets or securities, which otherwise would have been payable or distributable to Holders of the Subordinated Securities, shall, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Holders of the Subordinated Securities, be deemed to be a payment by the Company to or on account of the Senior Indebtedness, it being understood that these provisions of the Indenture are and are intended solely for the purpose of defining the relative rights of the Holders of the Subordinated Securities, on the one hand, and the holders of the Senior Indebtedness, on the other hand, and nothing contained in the Subordinated Indenture is intended to or shall impair as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Subordinated Securities, the obligation of the Company, which is unconditional and absolute, to pay to the Holders of the Subordinated Securities the principal of and interest on the Subordinated Securities as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the Holders of the

Subordinated Securities and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything therein prevent the Holder of any Subordinated Security from exercising all remedies otherwise permitted by applicable law upon default under such Security subject to the rights of the holders of Senior Indebtedness to receive cash, property or securities of the Company otherwise payable or deliverable to the Holders of the Subordinated Securities or to a representative of such Holders, on their behalf.

    The term 'Senior Indebtedness' is defined in the Subordinated Indenture as indebtedness incurred by the Company for money borrowed whether outstanding on the date hereof or incurred in the future, all deferrals, renewals or extensions of any such indebtedness and all evidences of indebtedness issued in exchange for any such indebtedness and guarantees by the Company of the foregoing items of indebtedness for money borrowed by persons other than the Company, unless, in any such case, such indebtedness or guarantee provides by its terms that it shall not constitute Senior Indebtedness.

    If Subordinated Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the Prospectus Supplement. The Subordinated Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.

PROVISIONS APPLICABLE SOLELY TO SENIOR SECURITIES

  Restrictions as to Liens

    Each Indenture contains a covenant providing that the Company will not at any time directly or indirectly create, assume, incur, or suffer to be created, assumed, or incurred or to exist any mortgage, pledge, encumbrance or lien of any kind (except for any bona fide option or agreement to sell) (a 'Lien') upon
(1) any shares of capital stock owned by the Company of any of American Express Travel Related Services Company, Inc., American Express Bank Ltd. or American Express Financial Corporation, so long as they continue to be Subsidiaries of the Company (the 'Principal Subsidiaries') (other than directors' qualifying shares) or (2) any shares of capital stock owned by the Company of a Subsidiary of the Company that owns, directly or indirectly, capital stock of any of the Principal Subsidiaries (other than directors' qualifying shares) without making effective provision whereby the Securities (and any other indebtedness of the Company or such Subsidiary entitled to the benefit of a covenant similar to this covenant, subject to applicable priorities of payment) will be secured by such Lien equally and ratably with any and all other obligations thereby secured, so long as any of such other obligations and indebtedness shall be so secured. However, the Company may incur or suffer to be incurred or to exist upon such capital stock (a) Liens for taxes, assessments or other governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by the Company in good faith by appropriate proceedings, or (b) the Liens of any judgment, if such judgment shall not have remained undischarged, or unstayed on appeal or otherwise, for more than 60 days. ('SS' 12.07(a))

    The foregoing covenant will cease to be binding on the Company with respect to any series of the Debt Securities to which such covenant applies from and after the ninety-first day following the deposit with the Trustee, in trust, of
(i) money in an amount in the currency in which the Debt Securities of such series are denominated or (ii) U.S. Government Obligations in the case of Debt Securities denominated in Dollars or obligations issued or guaranteed by the government which issued the currency in which the Debt Securities of such series are denominated in the case of Debt Securities denominated in Foreign Currencies, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount in the currency in which the Debt Securities of such series are denominated, or
(iii) a combination thereof, sufficient to pay and discharge the principal (and premium, if any) and interest, if any, to the date of maturity on, such series of Debt Securities. ('SS' 12.07(b))

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

                        DESCRIPTION OF PREFERRED SHARES

  General

    Under the Company's Restated Certificate of Incorporation, the Company is authorized to issue 20,000,000 Preferred Shares, par value $1.66 2/3 per share (the 'Preferred Shares'), all of which shares are available for issuance at the date of this Prospectus. The Company's Preferred Shares may be issued from time to time in one or more series with such designations, voting powers, dividend rates, rights of redemption, conversion rights or other special rights, preferences and limitations as may be stated in the resolutions providing for the issue of such Preferred Shares adopted by the Board of Directors.

    The Preferred Shares shall have the dividend, liquidation and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Shares. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Shares offered thereby for specific terms, including: (i) the title and liquidation preference per share of such Preferred Shares and the number of shares offered;
(ii) the price at which such Preferred Shares will be issued; (iii) the dividend rate (or method of calculation), the dates on which and the conditions under which dividends shall be payable (or method of calculation), whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate, and the status of such dividends as participating or nonparticipating; (iv) any redemption, sinking fund or analogous provisions of such Preferred Shares; (v) any conversion or exchange provisions of such Preferred Shares; (vi) whether the Company has elected to offer Depositary Shares with respect to such Preferred Shares as described below under 'Depositary Shares'; (vii) whether such Preferred Shares shall have voting rights, in addition to the voting rights described below, and, if so, the terms of such voting rights; (viii) the procedures for any auction and remarketing of the Preferred Shares; and (ix) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Shares.

    The Preferred Shares will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Shares, each series of the Preferred Shares will rank on a parity as to dividends and distributions in the event of a liquidation with the outstanding Preferred Shares of the Company and each other series of the Preferred Shares. See 'Outstanding Preferred Shares' below.

  Dividend Rights

    All Preferred Shares shall be of equal rank with each other regardless of series. In case the stated dividends and the amounts payable on liquidation are not paid in full, the Preferred Shares of all series shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full.

  Rights Upon Liquidation

    Upon any liquidation, dissolution or winding up of the affairs of the Company (which shall not be deemed to include a consolidation or merger of the Company, or the sale of all or substantially all of the assets of the Company, into, with or to any other corporation or corporations), whether voluntary or involuntary, the holders of the Preferred Shares are to be paid in full the amounts, if any, to which they are respectively entitled or provision for such payment shall have been made before any distribution is made to the holders of the Common Shares.

  Voting Rights

    Except as described below, the holders of Preferred Shares have no voting rights, other than as may be required by law. Whenever dividends payable on the Preferred Shares of any series shall be in arrears in an aggregate amount at least equal to six full quarterly dividends (which need not be consecutive) on such series, the holders of the outstanding Preferred Shares of all series shall have the special right, voting separately as a single class, to elect two directors of the Company at the next succeeding annual meeting of shareholders (and at each succeeding annual meeting of shareholders thereafter until such right shall terminate as hereinafter provided), and subject to the terms of any outstanding series of Preferred Shares, the holders of the Common Shares and the holders of one or more series of Preferred Shares then entitled to vote shall have the right, voting as a single class, to elect the remaining authorized number of directors. At each meeting of shareholders at which the holders of the Preferred Shares of all series shall have the special right, voting separately as a single class, to elect directors as provided above, the presence in person or by proxy of the holders of record of one-third of the total number of the Preferred Shares of all series then issued and outstanding shall be necessary and sufficient to constitute a quorum of such class for such election by such shareholders. Each director elected by the holders of the Preferred Shares of all series shall hold office until the annual meeting of shareholders next succeeding his election and until his successor, if any, is elected by such holders and qualified or until his death, resignation or removal in the manner provided in the By-laws of the Company; provided, however, that notwithstanding any provision in the By-laws, a director elected by the holders of the Preferred Shares of all series may be removed only by such holders if such removal is without cause. In case any vacancy shall occur among the directors elected by the holders of the Preferred Shares of all series such vacancy may be filled for the unexpired portion of the term by vote of the single remaining director theretofore elected by such shareholders, or his successor in office, or, if such vacancy shall occur more than 90 days prior to the first anniversary of the next preceding annual meeting of shareholders, by the vote of such shareholders given at a special meeting of such shareholders called for the purpose. Whenever all arrears of dividends on the Preferred Shares of all series shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared and provided for, the right of the holders of the Preferred Shares of all series to elect two directors as provided in this paragraph shall terminate at the next succeeding annual meeting of shareholders, but subject always to the same provisions for the vesting of such special right, voting separately as a single class, to elect two directors in the case of any future arrearages of the kind and amount described above.

    The consent of the holders of at least two-thirds of the outstanding Preferred Shares, given in person or by proxy, at a special or annual meeting of shareholders called for the purpose, at which the holders of the Preferred Shares of all series shall vote separately as a single class, shall be necessary for effecting the authorization of any class of shares ranking prior to the Preferred Shares as to dividends or upon liquidation, dissolution or winding up, or an increase in the authorized amount of any class of shares so ranking prior to the Preferred Shares, or the authorization of any amendment of the Restated Certificate of Incorporation or the By-laws of the Company as to affect adversely the relative rights, preferences or limitations of the Preferred Shares; provided, however, that, if any such amendment shall affect adversely the relative rights, preferences or limitations of one or more, but not all, of the series of Preferred Shares then outstanding, the consent of the holders of at least two-thirds of the outstanding Preferred Shares of the several series so affected shall be required in lieu of the consent of the holders of at least two-thirds of the outstanding Preferred Shares of all series.

    In any case in which the holders of the Preferred Shares shall be entitled to vote separately as a single class, each holder of Preferred Shares of any series shall be entitled to one vote for each such share held.

  Outstanding Preferred Shares

    The Company has no Preferred Shares issued and outstanding at the date of this Prospectus.

                        DESCRIPTION OF DEPOSITARY SHARES

    The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares (as defined below) and Depositary Receipts (as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of Preferred Shares which have been or will be filed with the Commission in connection with the offering of such series of Preferred Shares.

  General

    The Company may, at its option, elect to offer fractional interests in Preferred Shares, rather than Preferred Shares. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of receipts for depositary shares ('Depositary Shares'), each of which will represent fractional interests of a particular series of Preferred Shares (which will be set forth in the Prospectus Supplement relating to a particular series of Preferred Shares).

    The shares of any series of Preferred Shares underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the 'Deposit Agreement') between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the 'Depositary'). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of Depositary Shares will be entitled, in proportion to the applicable fractional interests in Preferred Shares underlying such Depositary Shares, to all the rights and preferences of the Preferred Shares underlying such Depositary Shares (including dividend, voting, redemption, conversion and liquidation rights).

    The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the 'Depositary Receipts'). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of Preferred Shares in accordance with the terms of the offering described in the related Prospectus Supplement.

  Dividends and Other Distributions

    The Depositary will distribute all cash dividends or other cash distributions received in respect of Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Shares shall be made available to the holders of Depositary Shares.

  Redemption of Depositary Shares

    If a series of the Preferred Shares underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Shares held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Shares. Whenever the Company redeems Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Shares so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys, securities or other property payable upon such redemption and any money, securities, or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

  Voting the Preferred Shares

    Upon the receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Shares underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so.

  Amendment and Termination of Depositary Agreement

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Shares of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

  Charges of Depositary

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and any redemption of the Preferred Shares. Holders of the Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

  Resignation and Removal of Depositary

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

  Miscellaneous

    The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Shares.

    Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

                          DESCRIPTION OF COMMON SHARES

    The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the New York Business Corporation Law, the Company's Restated Certificate of Incorporation and By-Laws.

  General

    The Company is authorized to issue up 1,200,000,000 common shares, par value $.60 each (the 'Common Shares'). At April 30, 1997, the Company had outstanding 470,989,424 Common Shares. As of December 31, 1996, approximately 81,600,000 Common Shares were reserved for issuance with respect to various employee stock plans, employee benefit plans, convertible preferred shares and debentures, and the dividend reinvestment plan.

    Subject to the prior dividend rights of the holders of any Preferred Shares, holders of Common Shares are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

    Each Common Share is entitled to one vote on all matters submitted to a vote of shareholders. Holders of the Common Shares do not have cumulative voting rights. After the satisfaction in full of the liquidation preferences of holders of any Preferred Shares, holders of Common Shares are entitled to ratable distribution of the remaining assets available for distribution to shareholders in the event of any liquidation, dissolution or winding up of the Company. The Common Shares are not subject to redemption by operation of a sinking fund or otherwise. Holders of Common Shares are not entitled to pre-emptive rights. The issued and outstanding Common Shares are fully paid and nonassessable.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Shares, Depositary Shares, Common Shares or equity securities issued by an affiliated or unaffiliated corporation or other entity. Securities Warrants may be issued independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each a 'Securities Warrant Agreement') to be entered into between the Company and a warrant agent ('Warrant Agent'). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following sets forth certain general terms and provisions of the Securities Warrants offered hereby. Further terms of the Securities Warrants and the applicable Securities Warrant Agreement will be set forth in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the following terms, where applicable, of the Securities Warrants in respect of which this Prospectus is being delivered: (1) the title of such Securities Warrants; (2) the aggregate number of such Securities Warrants; (3) the price or prices at which such Securities Warrants will be issued; (4) the currencies in which the price of such Securities Warrants may be payable; (5) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Securities Warrants; (6) the designation and terms of the Securities with which such Securities Warrants are issued and the number of such Securities Warrants issued with each such security; (7) the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the securities purchasable upon exercise of such Securities Warrant will be payable; (8) if applicable, the date on and after which such Securities Warrants and the related securities will be separately transferable; (9) the price at which and currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such Securities Warrants may be purchased; (10) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire; (11) the minimum or maximum amount of such Securities Warrants which may be exercised at any one time; (12) information with respect to book-entry procedures, if any; (13) a discussion of certain Federal income tax considerations; and (14) any other terms of such Securities Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Securities Warrants.

                        DESCRIPTION OF CURRENCY WARRANTS

    The following description of the terms of the Currency Warrants sets forth certain general terms and provisions of the Currency Warrants to which any Prospectus Supplement may relate. The particular terms of the Currency Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Currency Warrants so offered will be described in the Prospectus Supplement relating to such Currency Warrants.

    Each issue of Currency Warrants will be issued under a warrant agreement (a 'Currency Warrant Agreement') to be entered into between the Company and a warrant agent (the 'Currency Warrant Agent'). The Currency Warrant Agent will act solely as the agent of the Company under the applicable Currency Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holders of such Currency Warrants.

    The applicable Prospectus Supplement will describe the following terms, where applicable, of the Currency Warrants in respect of which this Prospectus is being delivered: (i) the aggregate amount and number of such Currency Warrants; (ii) the offering price of such Currency Warrants; (iii) the designated currency, which currency may be foreign currency or a composite currency, including ECU, and information regarding such currency or composite currency; (iv) the date on which the right to exercise such Currency Warrants commences and the date on which such right expires; (v) the manner in which such Currency Warrants may be exercised; (vi) the circumstances which will cause the Currency Warrants to be deemed automatically exercised; (vii) the minimum number, if any, of such Currency Warrants exercisable at any one time and any other restrictions on exercise; (viii) the method of determining the amount payable in connection with the exercise of such Currency Warrants, including the strike price or range of strike prices of such Currency Warrants, the method of determining the spot exchange rate and the U.S. Dollar Constant for such Currency Warrants; (ix) the national securities exchange on which such currency warrants will be listed; (x) whether such Currency Warrants will, from the perspective of holders, be represented by certificates or issued in book-entry form; (xi) the place or places at which payment of the cash settlement value of such Currency Warrants is to be made by the Corporation, if applicable;
(xii) information with respect to book-entry procedures, if any; (xiii) the plan of distribution of the Currency Warrants, and (xiv) any other terms of such Currency Warrants.

    Prospective purchasers of Currency Warrants should be aware of special Federal income tax considerations applicable to instruments such as the Currency Warrants. The Prospectus Supplement relating to each issue of Currency Warrants will describe such tax considerations.

                         DESCRIPTION OF OTHER WARRANTS

    The Company may issue Other Warrants to buy or sell debt securities of or guaranteed by the United States, to buy or sell currencies, to buy or sell units of a stock index or stock basket, to buy or sell a commodity or a unit of a commodity index or to buy or sell some other item or unit of an index (collectively, 'Exercise Items'). Other Warrants will be settled either through physical delivery or through payment of a cash settlement value as set forth in the applicable Prospectus Supplement. Other Warrants will be issued under a warrant agreement (an 'Other Warrant Agreement') to be entered into between the Company and a warrant agent (the 'Other Warrant Agent'). The Other Warrant Agent will act solely as the agent of the Company under the applicable Other Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holders of such Other Warrants.

    The applicable Prospectus Supplement will describe the following terms, where applicable, of the Other Warrants in respect of which this Prospectus is being delivered: (i) the title and aggregate number of such Other Warrants;
(ii) the offering price of such Other Warrants; (iii) the material risk factors relating to such Other Warrants; (iv) the Exercise Items that such Other Warrants represent the right to buy or sell; (v) the procedures and conditions relating to the exercise of such Other Warrants; (vi) the date on which the right to exercise such Other Warrants shall commence and the date on which such right shall expire; (vii) the identity of the Other Warrant Agent for such Other Warrants; (viii) whether the certificates evidencing such Other Warrants will be issuable in definitive registered form or global form or both; (ix) a discussion of federal income tax considerations applicable to such Other Warrants;

and (x) any other terms of such Other Warrants, including any terms that may be required or advisable under applicable law.

    The Other Warrants may entail significant risks, including, without limitation, the possibility of significant fluctuations in the market for the applicable Exercise Item, potential illiquidity in the secondary market and the risk that they will expire worthless. These risks will vary depending on the particular terms of the Other Warrants and will be more fully described in the applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities (i) through underwriters or dealers;
(ii) directly to one or more purchasers; (iii) through agents; or (iv) through a combination of any of such methods of sale. The Prospectus Supplement with respect to the Securities being offered thereby sets forth the terms of the offering of such Securities, including the name or names of any agents or underwriters, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed. Only agents or underwriters so named in the Prospectus Supplement are deemed to be agents or underwriters in connection with the Securities offered thereby.

    If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Prospectus Supplement relating to such series if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or realIowed or paid to dealers may be changed from time to time.

    Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Securities of the series in respect of which this Prospectus is delivered is named and any commissions payable by the Company to such agent are set forth in the Prospectus Supplement relating to such series. Unless otherwise indicated in such Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

    If so indicated in a Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities of the series to which such Prospectus Supplement relates providing for payment and delivery on a future date specified in such Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities or number of Warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

    Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the Securities will be passed upon for the Company by Louise
M. Parent, Esq., Executive Vice President and General Counsel of the Company. Unless provided otherwise in the applicable Prospectus Supplement, certain legal matters will be passed upon for any underwriters or agents by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedules to financial statements of the Company included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements and schedules to financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

    With respect to the unaudited consolidated interim financial information for the three month periods ended March 31, 1997 and 1996, incorporated by reference in the Prospectus and Registration Statement, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a 'report' or a 'part' of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.

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

                              PRINCIPAL OFFICES OF
                            AMERICAN EXPRESS COMPANY
                                200 Vesey Street
                             World Financial Center
                            New York, New York 10285

                                    TRUSTEE
                           FIRST UNION NATIONAL BANK
                       One World Trade Center, 47th Floor
                            New York, New York 10048

               LUXEMBOURG STOCK EXCHANGE LISTING AND PAYING AGENT
                          DEUTSCHE BANK LUXEMBOURG SA
                          2 Boulevard Konrad Adenauer
                                L1115 Luxembourg

                                 LEGAL ADVISERS

         To American Express Company as to                   To American Express Company as to
       Certain Matters of United States Law              Certain Matters of United States Tax Law
                 LOUISE M. PARENT                                     BRUCE A. COGAN
   Executive Vice President and General Counsel             Vice President-General Tax Counsel
             American Express Company                            American Express Company
                 200 Vesey Street                                    90 Hudson Street
              World Financial Center                           Jersey City, New Jersey 07302
             New York, New York 10285

                              To the Underwriters
                            as to United States Law
                       CLEARY, GOTTLIEB, STEEN & HAMILTON
                               One Liberty Plaza
                            New York, New York 10006

                            INDEPENDENT AUDITORS TO
                            AMERICAN EXPRESS COMPANY
                               ERNST & YOUNG LLP
                               787 Seventh Avenue
                            New York, New York 10019

                              [AMERICAN EXPRESS LOGO]


                              STATEMENT OF DIFFERENCES
                              ------------------------

The registered trademark symbol shall be expressed as................. 'r'
The section symbol shall be expressed as.............................. 'SS'